UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2008

AmeriCredit Corp.

Exact name of registrant as specified in its charter)

Texas	1-10667	75-2291093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street, Suite 3900, Fort Worth, Texas 76102

(Address of principal executive offices, including Zip Code)

(817) 302-7000

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 4, 2008, AmeriCredit Corp. (“AmeriCredit”) and Leucadia National Corporation (“Leucadia”) entered into an agreement (the “Agreement”) regarding Leucadia’s ownership of 25% or more of AmeriCredit’s outstanding common stock. Under the terms of the Agreement, AmeriCredit agreed to create two additional director positions on its Board of Directors and to elect two representatives designated by Leucadia to fill the two new positions. AmeriCredit also agreed that it will not increase the size of its Board of Directors to more than nine, without the approval of both a majority of the directors unaffiliated with Leucadia and Leucadia’s designated directors. These provisions will terminate if Leucadia subsequently sells or otherwise disposes of shares of common stock and as a result owns less that 25% of the outstanding common stock of AmeriCredit. AmeriCredit has also agreed to file one or more registration statements with the Securities and Exchange Commission regarding the shares owned by Leucadia, if requested by Leucadia and upon certain terms and conditions.

The Agreement also provides that Leucadia will not acquire more than 29.9% of AmeriCredit’s outstanding common stock, subject to certain exceptions, and will forebear from taking actions concerning business combinations with AmeriCredit or concerning the composition of AmeriCredit’s Board of Directors, without the approval of a majority of the directors not affiliated with Leucadia. Other provisions of the Agreement govern the orderly disposition of AmeriCredit’s common stock by Leucadia, should Leucadia choose to do so. The Agreement expires on March 3, 2010, subject to certain events that would cause earlier termination of these restrictions, including such earlier time as Leucadia beneficially owns less than 5% of AmeriCredit’s common stock. A copy of the Agreement is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 5.02	Election of Directors

Also on March 4, 2008, AmeriCredit’s Board of Directors amended its Bylaws, created two new director positions and elected Ian M. Cumming and Justin R. Wheeler to fill those positions. Mr. Wheeler was elected for a term expiring in 2008, and Mr. Cumming was elected for a term expiring in 2009, pursuant to the provisions of the Agreement described in Item 1.01 of this Form 8-K, which is incorporated by reference into this Item 5.02. Both Mr. Cumming and Mr. Wheeler are officers of Leucadia and Mr. Cumming is Chairman of Leucadia’s Board of Directors. AmeriCredit’s Bylaws were amended to allow the Board to fill the vacant positions, as described in Item 5.03 of this Form 8-K, which is incorporated by reference into this Item 5.02. A copy of the press release announcing the appointment of these two new directors is filed as Exhibit 99.2 to this Form 8-K.

Item 5.03	Amendments to Bylaws

In addition, on March 4, 2008, the Board of Directors amended Section 3 of Article III of AmeriCredit’s Bylaws to allow the directors to fill vacant director positions created by an increase in the size of the Board. The previous provision required that such vacancies be filled by shareholder vote at a special meeting of shareholders or at the next annual meeting of shareholders. A copy of the revised Bylaws provision is filed as Exhibit 99.3 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Letter agreement dated March 4, 2008, between AmeriCredit Corp. and Leucadia National Corporation.

99.2	Press Release dated March 4, 2008, entitled “AmeriCredit Appoints Two New Directors.”

99.3	AmeriCredit Bylaws, Amended Section 3, Article III, effective March 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmeriCredit Corp.
(Registrant)

Date: March 4, 2008	By:	/s/ CHRIS A. CHOATE
Chris A. Choate
Executive Vice President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Letter agreement dated March 4, 2008, between AmeriCredit Corp. and Leucadia National Corporation.

99.2	Press Release dated March 4, 2008, entitled “AmeriCredit Appoints Two New Directors.”

99.3	AmeriCredit Bylaws, Amended Section 3, Article III, effective March 4, 2008.